Exhibit 10.1
December 16, 2006
BCE Inc.
1000, de la Gauchetiere West
Suite 3700
Montreal, QC H3B 4Y7
Attention: Andrew Smith, Director M&A
Ladies and Gentlemen:
     Reference is hereby made to that certain Share Purchase Agreement, dated as of the date hereof (as amended in accordance with its terms, the “Purchase Agreement”), between 4363213 Canada Inc., a corporation existing under the laws of Canada (the “Company”), BCE Inc., a corporation existing under the laws of Canada (the “Seller”), and Telesat Canada, a corporation existing under the laws of Canada, pursuant to which the Company has agreed to purchase from the Seller all of the issued and outstanding shares (the “Purchased Shares”) of Telesat. Capitalized, undefined terms used herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     This letter confirms in writing the agreement of Loral Space & Communications Inc., a Delaware corporation (“Loral”), Public Sector Pension Investment Board, a Canadian federal Special Act corporation (“PSP” and, together with Loral, the “Sponsors”), and the Seller, for itself and the other Releasors (as hereinafter defined), regarding the following matters:
     A. In the event that (i) the Purchase Agreement is terminated pursuant to Section 6.2(b) or 6.3(c) thereof and the Company is required to pay the Break-Up Fee to the Seller (a “Break-Up Fee Termination”), (ii) the conditions set forth in Section 5.1 of the Purchase Agreement are satisfied and the Company fails to consummate the Closing as provided in the Purchase Agreement, or (iii) the Company defaults under, or otherwise breaches, the provisions of the Purchase Agreement such that the Seller shall have the right to terminate the Purchase Agreement in accordance with its terms and the Seller exercises such right to terminate (each such termination described in the preceding clause (ii) and this clause (iii), a “Breach Termination”), the Sponsors shall severally, but not jointly, pay or cause the Company (or an affiliate thereof) to pay, to the Seller: (A) in the event of a Break-Up Fee Termination, the aggregate amount of the Break-Up Fee by wire transfer of immediately available funds, provided that, notwithstanding anything to the contrary contained in this letter agreement, the Purchase Agreement, those certain letters, dated December 4, 2006 and December 14, 2006, respectively, in each case as superseded by that certain letter, dated December 16, 2006 (such letters, collectively, the “Loral Commitment Letter”), from Loral to 4363205 Canada Inc., a corporation existing under the laws of Canada and the sole

BCE Inc.
December 16, 2006

shareholder of the Company (“Holdings”), those certain letters, dated December 4, 2006 and December 14, 2006, respectively, in each case as superseded by that certain letter, dated December 16, 2006 (such letters, together, with the Loral Commitment Letter, the “Equity Commitment Letters”), or any other documents or instruments delivered in connection herewith or therewith, Loral shall be responsible for 64% (the “Loral Break-Up Fee Cap”), and PSP shall be responsible for 36% (together with the Loral Break-Up Fee Cap, the “Sponsor Break-Up Fee Cap”), of the aggregate amount of the Break-Up Fee payable for, upon or by reason of any matter that arises out of or relates in any way to any such Break-Up Fee Termination; and (B) in the event of a Breach Termination, the damages actually incurred by the Seller and for which the Company is liable to the Seller under the terms of the Purchase Agreement, after a final and non-appealable judgment in respect thereof, by wire transfer of immediately available funds (the “Termination Damages”), provided that, notwithstanding anything to the contrary contained in this letter agreement, the Purchase Agreement, any Equity Commitment Letter or any other documents or instruments delivered in connection herewith or therewith, (x) Loral shall be responsible for 64% (the “Loral Termination Damages Cap”), and PSP shall be responsible for 36% (together with the Loral Termination Damages Cap, and, subject to the proviso in clause (y) below, the “Sponsor Termination Damages Cap”), of the aggregate amount of the Termination Damages payable for, upon or by reason of any matter that arises out of or relates in any way to any such Breach Termination, and (y) under no circumstances shall (I) the Seller be entitled to Damages (as hereinafter defined) in excess of C$200,000,000 in the aggregate, (II) Loral be responsible for Damages in excess of C$128,000,000 in the aggregate, (III) PSP be responsible for Termination Damages in excess of C$72,000,000 in the aggregate or (IV) PSP or the Company be responsible for any Loral Breach Damages (as hereinafter defined). In the event that Loral defaults under, or otherwise breaches, its representations and warranties under paragraph D hereof (any such default or breach, a “Loral Breach”), subject to the proviso in clause (y) above, Loral shall pay to the Seller the damages actually incurred by the Seller as a result of any such Loral Breach, after a final and non-appealable judgment in respect thereof, by wire transfer of immediately available funds (such damages, subject to the proviso in clause (y) above, the “Loral Breach Damages” and, together with the Termination Damages, the “Damages”). As used in this letter agreement: (a) “Sponsor Cap” shall mean, (1) with respect to any Break-Up Fee Termination, the Sponsor Break-Up Fee Cap, (2) with respect to any Breach Termination, the Sponsor Termination Damages Cap and (3) with respect to any Loral Breach, C$128,000,000 in the aggregate (subject to the proviso in clause (y) above); and (b) “Applicable Amount” shall mean, (1) with respect to any Break-Up Fee Termination, the Break-Up Fee, (2) with respect to any Breach Termination, the Termination Damages and (3) with respect to any Loral Breach, the Loral Breach Damages.
     B. The Seller, for itself and its affiliates (collectively, the “Releasors”), hereby agrees that, subject to the applicable Sponsor Cap, payment of the Applicable Amount as set forth in this letter agreement shall be the sole and exclusive right and remedy of any Releasor

BCE Inc.
December 16, 2006

against the Sponsors, the Company and their respective affiliates and each of their respective shareholders, partners, officers, directors (or Persons in similar positions), successors, assigns, agents and representatives (collectively, the “Releasees”), and, from and after such payment, no Claims (as hereinafter defined), whether based on contract, tort or otherwise shall be asserted against any Releasee for, upon or by reason of any Claim or matter that arises out of or relates in any way to this letter agreement, the Purchase Agreement, any Equity Commitment Letter or any of the transactions contemplated hereby or thereby. In addition, the Seller (for itself and the other Releasors) hereby agrees that upon payment by or on behalf of the Sponsors to the Seller of the Applicable Amount (subject to the applicable Sponsor Cap), without any further action by any other Person, each Releasee shall be released and forever discharged by each Releasor from any and all actions, liabilities, obligations, suits, debts, sums of money, agreements, promises, damages, judgments, executions, claims and demands, of every nature whatsoever, whether known or unknown, in law or equity, which any Releasor ever had, now has or hereafter can, shall or may have against any Releasee (collectively “Claims”) for, upon or by reason of any matter that arises out of or relates in any way to this letter agreement, the Purchase Agreement, any Equity Commitment Letter or any of the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the limitations on the liability of Loral and PSP set forth in this letter agreement shall not apply to: (i) with respect to Loral, any fraud or willful misconduct on the part of Loral; and (ii) with respect to PSP, any fraud or willful misconduct on the part of PSP.
     C. Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement, the Seller (for itself and the other Releasors), by its acceptance hereof, acknowledges and agrees that (i) no recourse hereunder or under any documents or instruments delivered in connection herewith or with the Purchase Agreement or any Equity Commitment Letter may be had against any director (or Person in a similar position), officer, agent, employee or affiliate (other than the Company) of any Sponsor or any director (or Person in a similar position), officer, employee, partner, affiliate (other than the Company), assignee or representative of the foregoing (any such Person, a “Sponsor Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Sponsor Representative under this letter agreement or any documents or instruments delivered in connection herewith or with the Purchase Agreement or any Equity Commitment Letter for any claim based on, in respect of or by reason of any obligations hereunder or under any such documents or instruments or by the creation of any such obligations; provided, however, that, the limitations on the liability of a Sponsor Representative set forth in this paragraph C shall not apply to any fraud or willful misconduct on the part of such Sponsor Representative.
     D. Loral hereby represents and warrants to the Seller that:

BCE Inc.
December 16, 2006

1.	The proposed transfer by Loral, either directly or indirectly, of all of the capital stock or substantially all of the assets of Loral Skynet Corporation (“Skynet”) to the Company (or an Affiliate thereof) at or after the Closing and the consummation of the transactions contemplated by, or required to be consummated to give effect to, such transfer (the “Skynet Transfer”) will not:
a.	constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of Loral, Skynet or any of their respective Subsidiaries, (ii) a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, or the acceleration of (with or without the giving of notice or the lapse of time) any provision of any material Contract to which Loral, Skynet or any of their respective Affiliates is a party other than the outstanding 14% Senior Secured Notes due 2015 of Skynet, or (iii) a breach or violation of any Law to which any of Loral, Skynet or any of their respective Affiliates is subject, except in the case of each of the immediately preceding clauses (i), (ii) and (iii), violations, defaults, accelerations or changes that, alone or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by the Skynet Transfer;

b.	require that any consent, approval or authorization be obtained by Loral from the shareholders of Loral under applicable Law or from any Person (other than any Governmental Entity) except any such consent, approval or authorization the failure of which to obtain, either alone or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by the Skynet Transfer;

c.	trigger rights in favor of any third party under any written or oral Contract or option, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming a Contract or option, for the purchase or acquisition by any third party of the capital stock or assets of Skynet which are to be transferred to the Purchaser as part of the Skynet Transfer, and

BCE Inc.
December 16, 2006

such capital stock and assets are not subject to any such Contract; or

d.	prevent or materially impair or, to the knowledge of Loral, delay beyond the Outside Date the consummation of the transactions contemplated by the Purchase Agreement.
2.	Loral is not aware of any reason why the conditions set forth in the Commitment Letters (including, without limitation, any condition relating to the delivery of audited consolidated financial statements, unaudited consolidated financial statements, pro forma financial statements, forecasts or other financial information of Skynet and its Subsidiaries) would not be satisfied or on before the Closing Date or such other earlier date as may be set forth in the Commitment Letters.
     E. The terms of this letter agreement shall remain confidential and the Seller shall not, and shall cause its affiliates not to, disclose the terms or existence of this letter agreement to any Person except (i) to the extent required by applicable law or (ii) to the extent necessary to enforce its rights or obligations under this letter agreement.
     F. This letter agreement contains the entire agreement between the parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings (whether written or oral), including, without limitation, each Equity Commitment Letter (and the provisions thereof pursuant to which the Seller is a third party beneficiary), with respect to such subject matter. This letter agreement may not be changed, amended, modified, or altered, except by written agreement signed by Loral, PSP and the Seller.
     G. The parties hereto acknowledge that this letter agreement was drafted jointly by the parties, and its terms shall not be construed against any party. All references to “C$” herein shall be to Canadian dollars.
     H. Neither this letter agreement nor any of the rights or obligations hereunder may be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of Loral, PSP and the Seller and, nothing contained herein shall confer upon any Person (other than the Seller, the Releasors and the Releasees) any rights or remedies hereunder.
     I. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original (including facsimile signatures) and all of which together shall constitute one and the same instrument. This letter agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein (without

BCE Inc.
December 16, 2006

giving effect to the conflicts of law principles thereof). Each party hereto hereby irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction of the courts of the Province of Ontario for any dispute arising out of or relating to this letter or the transactions contemplated hereby; (ii) waives any objection to the laying of venue of any such dispute in such courts; and (iii) waives and agrees not to plead or claim that any such dispute brought in any such court has been brought in an inconvenient forum.
     J. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
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     If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the undersigned.

Very truly yours, PUBLIC SECTOR PENSION INVESTMENT BOARD
By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	First Vice President, Private Equity

By:	/s/ Assunta Di Lorenzo
	Name:	Assunta Di Lorenzo
	Title:	First Vice President, General Counsel and Secretary

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	CEO and Vice Chairman of the Board

ACCEPTED AND AGREED:

BCE INC.

By:	/s/ Michael J. Sabia

Name: Michael J. Sabia
Title: President and Chief Executive Officer